February 2015 Pricing Sheet dated February 27, 2015 relating to Preliminary Terms No. 297 dated January 30, 2015 Registration Statement No. 333-199966 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in U.S. Equities
Trigger PLUS Based on the Performance of the iShares® U.S. Real Estate ETF due March 2, 2018
Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities
PRICING TERMS — February 27, 2015
Issuer:		JPMorgan Chase & Co.
ETF Shares:		Shares of the iShares® U.S. Real Estate ETF
Reference index:		The Dow Jones U.S. Real Estate Index
Aggregate principal amount:		$2,721,950
Payment at maturity:		• If the final share price is greater than the initial share price, for each $10 stated principal amount Trigger PLUS,
$10 + leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
• If the final share price is less than or equal to the initial share price, but is greater than the trigger level, for each $10 stated principal amount Trigger PLUS,
$10
• If the final share price is less than or equal to the trigger level, for each $10 stated principal amount Trigger Plus
$10 × share performance factor
This amount will be less than the stated principal amount of $10 per Trigger PLUS and will represent a loss of at least 15%, and possibly all, of your investment.
Leveraged upside payment:		$10 × leverage factor × share percent increase
Share percent increase:		(final share price – initial share price) / initial share price
Initial share price:		The closing price of one ETF Share on the pricing date, which was $79.12
Final share price:		The closing price of one ETF Share on the valuation date
Share adjustment factor:
The share adjustment factor is referenced in determining the closing price of one ETF Share and is set initially at 1.0 on the pricing date.  The share adjustment factor is subject to adjustment in the event of certain events affecting the ETF Shares.  See “The Underlyings — Funds — Anti-Dilution Adjustments” in the accompanying product supplement no. 4a-I.

Trigger level:		$67.252, which is 85% of the initial share price
Leverage factor:		200%
Share performance factor:		final share price / initial share price
Maximum payment at maturity:		$14.50 (145.00% of the stated principal amount) per Trigger PLUS
Stated principal amount:		$10 per Trigger PLUS
Issue price:		$10 per Trigger PLUS (see “Commissions and issue price” below)
Pricing date:		February 27, 2015
Original issue date (settlement date):		March 4, 2015
Valuation date:
February 27, 2018, subject to postponement in the event of certain market disruption events and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to a Single Underlying — Notes Linked to a Single Underlying (Other Than a Commodity Index)” in the accompanying product supplement no. 4a-I

Maturity date:
March 2, 2018, subject to postponement in the event of certain market disruption events and as described under “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement no. 4a-I

CUSIP / ISIN:		48127R594 / US48127R5946
Listing:		The Trigger PLUS will not be listed on any securities exchange.
Agent:		J.P. Morgan Securities LLC (“JPMS”)
Commissions and issue price:	Price to Public(1)	Fees and Commissions	Proceeds to Issuer
Per Trigger PLUS	$10.00	$0.25(2)	$9.70
$0.05(3)
Total	$2,721,950.00	$81,658.50	$2,640,291.50
(1)
See “Additional Information about the Trigger PLUS — Supplemental use of proceeds and hedging” in the accompanying preliminary terms for information about the components of the price to public of the Trigger PLUS.

(2)
JPMS, acting as agent for JPMorgan Chase & Co., will pay all of the selling commissions of $0.25 per $10 stated principal amount Trigger PLUS it receives from us to Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”).  See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-87 of the accompanying product supplement no. 4a-I.

(3)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $0.05 for each $10 stated principal amount Trigger PLUS

The estimated value of the Trigger PLUS on the pricing date as determined by JPMS was $9.513 per $10 stated principal amount Trigger PLUS.  See “Additional Information about the Trigger PLUS — JPMS’s estimated value of the Trigger PLUS” in the accompanying preliminary terms for additional information.

The Trigger PLUS are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

You should read this document together with the preliminary terms describing the offering and the related product supplement no. 4a-I, underlying supplement no. 1a-I, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.  Please also see “Additional Information about the Trigger PLUS” in the accompanying preliminary terms.

Preliminary terms no. 297 dated January 30, 2015: http://www.sec.gov/Archives/edgar/data/19617/000089109215000717/e62535fwp.htm
Product supplement no. 4a-I dated November 7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008407/e61359_424b2.pdf
Underlying supplement no. 1a-I dated November 7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008410/e61337_424b2.pdf
Prospectus supplement and prospectus, each dated November 7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008397/e61348_424b2.pdf

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free (800) 869-3326.